UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) July 17, 2005

WHIRLPOOL CORPORATION

(Exact name of registrant as Specified in Charter)

Delaware	1-3932	38-1490038
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 North M-63, Benton Harbor, Michigan	49022-2692
(Address of Principal Executive Offices)	(Zip Code)

(269) 923-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On July 17, 2005, Whirlpool Corporation (“Whirlpool”) issued a press release announcing that it has made a proposal to acquire Maytag Corporation (“Maytag”) for $17 per Maytag share. The proposed transaction is valued at $2.3 billion in cash and Whirlpool stock (based on assumed Maytag debt of $969 million). Whirlpool’s proposal is subject to satisfactory completion of due diligence and the negotiation of a mutually acceptable definitive merger agreement. In the press release, Whirlpool also reaffirmed its 2005 full-year guidance. A copy of the press release is attached as hereto as Exhibit 99.1.

On July 17, 2005, Whirlpool also released the additional information set forth in Exhibits 99.2 and 99.3 concerning its proposed acquisition of Maytag.

Additional Information

This material is not a substitute for the prospectus/proxy statement Whirlpool and Maytag would file with the Securities and Exchange Commission if a definitive agreement with Maytag is reached. Investors are urged to read any such prospectus/proxy statement, when available, which would contain important information. The prospectus/proxy statement would be, and other documents filed by Whirlpool and Maytag with the Securities and Exchange Commission are, available free of charge at the SEC’s website (www.sec.gov) or from Whirlpool by directing a request to Whirlpool Corporation, 2000 North M-63, Mail Drop 2800, Benton Harbor, MI 49022-2692, Attention: Larry Venturelli, Investor Relations.

Whirlpool is not currently engaged in a solicitation of proxies from the stockholders of Maytag in connection with Whirlpool’s proposed acquisition of Maytag. If a proxy solicitation commences, Whirlpool, Maytag and their respective directors, executive officers and other employees may be deemed to be participants in such solicitation. Information about Whirlpool’s directors and executive officers is available in Whirlpool’s proxy statement, dated March 18, 2005, for its 2005 annual meeting of stockholders. Additional information about the interests of potential participants will be included in the prospectus/proxy statement Whirlpool and Maytag would file if a definitive agreement with Maytag is reached.

Item 9.01. Financial Statements and Exhibits

99.1	Press release dated July 17, 2005

99.2	Presentation materials dated July 17, 2005

99.3	Letter to Whirlpool employees dated July 17, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WHIRLPOOL CORPORATION

Date: July 18, 2005	By:	/s/ Robert T. Kenagy
	Name:	Robert T. Kenagy
	Title:	Corporate Secretary

Exhibit Index

99.1	Press release dated July 17, 2005

99.2	Presentation materials dated July 17, 2005

99.3	Letter to Whirlpool employees dated July 17, 2005